Exhibit 3.2
TEXT OF AMENDMENTS TO THE BY-LAWS OF CAMBREX CORPORATION
Article III, Section 1 of the By-Laws is amended to read as follows:
Section 1. NUMBER, ELECTION AND TERMS.
     Except as otherwise fixed pursuant to the provisions of Article Fourth of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than eleven. Subject to the provisions of this Section 1 below, until the 2010 annual meeting of stockholders when the following classification shall cease, ~~T~~the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1989, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1990, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders until the 2008 annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors elected at or after the 2008 annual meeting of stockholders shall hold office until the first annual meeting of stockholders following their election and until a successor shall have been elected and qualified or until the Director’s prior death, resignation or removal.
     The term “entire Board” as used in these By-Laws means the total number of Directors which the Corporation would have if there were no vacancies.
     Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     Except as provided in Section 2 of this Article III, at and after the 2008 annual meeting of stockholders, each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present; provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of votes cast “for” a Director exceeds the number of votes cast against that Director. The Governance Committee has established procedures under which any Director who is not elected (because the number of votes cast against such Director’s candidacy exceed the number of votes cast in favor of that candidacy) shall offer to tender his or her resignation to the Board of Directors. The Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
Article III, Section 2 of the By-Laws is amended to read as follows:
Section 2. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.
     Except as otherwise fixed pursuant to the provisions of Article Fourth of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the Directors or the sole Director then remaining in office, even though less than a quorum of the Board of Directors. Any Directors elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred~~ until the next succeeding annual meeting of stockholders following such Director’s election and until such Director’s successor shall have been elected and qualified, including in circumstances where such Director’s predecessor was elected to a longer term. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Article III, Section 3 of the By-Laws is amended to read as follows:
Section 3. REMOVAL.
     Subject to the rights of the class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, ~~but only for~~ with or without cause, ~~and only~~ by the affirmative vote of the holders of ~~at least two thirds of the~~ a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
Article VIII, Section 1 of the By-Laws is amended to read as follows:
     Section 1. AMENDMENT OF BY-LAWS.
     Subject to the provisions of the Certificate of Incorporation , these By-Laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of the holders of ~~at least two-thirds of the combined~~ a majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these By-Laws, the Board of Directors may by a majority vote of the entire Board amend these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.